EXHIBIT 11
                                  OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                                    Computation of Earnings Per Common Share

                                                           Three Months Ended        Six Months Ended
                                                                June 30                   June 30
                                                        -----------------------    -----------------------
                                                            1997         1996           1997        1996
                                                        ----------   ----------    ----------   ----------
Primary (for Statement of Operations):
     Net earnings                                       $  734,208      297,330     1,286,504      419,459
     Preferred stock dividends                               6,650       72,900        17,149       72,900
     Imputed preferred dividends                                 0    1,286,471             0    1,286,471
                                                        ----------   ----------    ----------   ----------
     Net earnings to  common shareholders                  727,558   (1,062,041)    1,269,355     (939,912)

     Shares:
       Weighted average number of shares outstanding     7,312,859    4,716,096     7,124,569    4,716,096
       Assuming exercise of warrants and options,
       net
         of number of shares which could have been
         purchased with the exercise of such options
         (using average price for the                      203,643      166,833       197,110      155,969
       period)
                                                        ----------   ----------    ----------   ----------
       Weighted average number of shares,  adjusted      7,516,502    4,882,929     7,321,679    4,872,065
                                                        ----------   ----------    ----------   ----------

     Primary earnings per common share
       and common equivalent share:
       Net earnings (loss)                              $     0.10        (0.22)         0.17        (0.19)
                                                        ==========   ==========    ==========   ==========

Assuming full dilution (for Statement of Operations):
     Net earnings                                       $  734,208      297,330     1,286,504      419,459
     Preferred stock dividends                               6,650       72,900        17,149       72,900
     Imputed preferred dividends                                 0    1,286,471             0    1,286,471
                                                        ----------   ----------    ----------   ----------
     Net earnings to  common shareholders                  727,558   (1,062,041)    1,269,355     (939,912)

     Shares:
       Weighted average number of shares outstanding     7,312,859    4,716,096     7,124,569    4,716,096
       Assuming exercise of warrants and options,
       net
         of number of shares which could have been
         purchased with the exercise of such options
         (using closing market price)                      234,066      191,600       233,799      191,384
                                                        ----------   ----------    ----------   ----------
       Weighted average number of shares,  adjusted      7,546,925    4,907,696     7,358,368    4,907,480
                                                        ----------   ----------    ----------   ----------
     Primary earnings per common share
       and common equivalent share:
       Net earnings (loss)                                   $0.10(a)     (0.22)(a)      0.17(a)     (0.19)(a)
                                                        ==========   ==========    ==========   ==========


(a) This calculation is submitted in accordance with Regulation S-B item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.